Exhibit 99.1

Aevi Genomic Medicine, Inc. Receives Positive Nasdaq Listing Determination

October 15, 2019 -- Aevi Genomic Medicine, Inc. (NASDAQ: GNMX, “the Company”) today announced that the Nasdaq Hearings Panel has agreed to the transfer of the Company’s shares to the Nasdaq Capital Market effective at the open of business on October 15, 2019 and granted the Company until February 3, 2020 to gain and evidence compliance of the Nasdaq Capital Market continued listing requirements.

In order to meet the Nasdaq Capital Market continued listing requirements, the Company must demonstrate a closing bid price of at least $1.00 for 10 prior consecutive trading days and both publicly announce and inform the Nasdaq Hearings Panel that the Company has stockholders’ equity greater than $2.5 million on or before February 3, 2020. In September, the Company obtained stockholder approval to effect a reverse stock split of the Company’s outstanding common stock by a ratio of not less than one-for-twenty and not more than one-for-sixty at any time prior to December 31, 2019. The Company continues to pursue solutions aimed at increasing the stockholders’ equity in the near term and forward.

About Aevi Genomic Medicine, Inc.

Aevi Genomic Medicine, Inc. is dedicated to unlocking the potential of genomic medicine to translate genetic discoveries into novel therapies. Driven by a commitment to patients with pediatric onset life-altering diseases, the Company’s research and development efforts include working with the Center for Applied Genomics (CAG) at Children’s Hospital of Philadelphia (CHOP) to leverage novel genetic discoveries to progress our genomic medicine strategy

Forward-looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995, which include all statements other than statements of historical fact, including (without limitation) those regarding the Company's financial position, its development and business strategy, its product candidates and the plans and objectives of management for future operations. The Company intends that such forward-looking statements be subject to the safe harbors created by such laws. Forward-looking statements are sometimes identified by their use of the terms and phrases such as "estimate," "project," "intend," "forecast," "anticipate," "plan," "planning, "expect," "believe," "will," "will likely," "should," "could," "would," "may" or the negative of such terms and other comparable terminology. All such forward-looking statements are based on current expectations and are subject to risks and uncertainties. Should any of these risks or uncertainties materialize, or should any of the Company's assumptions prove incorrect, actual results may differ materially from those included within these forward-looking statements. Accordingly, no undue reliance should be placed on these forward-looking statements, which speak only as of the date made. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based. As a result of these factors, the events described in the forward-looking statements contained in this release may not occur.

CONTACT:

Aevi Genomic Medicine, Inc.

Mike Cola

Mike.cola@aevigenomics.com

Westwicke Partners

Chris Brinzey

+1-339-970-2843

Chris.brinzey@westwicke.com

MEDIA INQUIRIES:

FTI Consulting

Irma Gomez-Dib

+1-212-850-5761

+1-415-706-9155

http://irma.gomez-dib@fticonsulting.com

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